Exhibit 107

Calculation of Filing Fee Table

SC TO-I/A

(Form Type)

X Financial

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$9,160,412.8	(1)	0.00014760	$1,353	(2)
Fees Previously Paid	$9,040,000		0.00014760	$1,335	(3)
Total Transaction Valuation	$9,040,000	(1)
Total Fees Due for Filing				$1,353	(2)
Total Fees Previously Paid				$1,335	(3)
Total Fee Offsets				-
Net Fee Due				$18

(1)	The transaction valuation is estimated only for purposes of calculating the filing fee. This amount is based on the purchase of 2,026,640 American Depositary Shares (the “ADSs”) of X Financial, at a price of $4.52 per ADS, with a value of up to $9,160,412.8.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $147.60 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.01476% of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

(3)	An aggregate fee of $1,335 was paid with the filing of the Schedule TO-I by the Company (File No. 005-90893) on June 5, 2024.